Filed Pursuant to Rule 424(b)(3)
Registration No. 333-271300

SUPPLEMENT NO. 1, DATED JUNE 14, 2023
(to the Proxy Statement/Prospectus dated June 9, 2023)

SUPPLEMENT TO

PROXY STATEMENT FOR THE EXTRAORDINARY GENERAL MEETING OF GOGREEN INVESTMENTS CORPORATION

PROSPECTUS FOR UP TO 79,887,917 ORDINARY SHARES, including 14,467,500 Ordinary Shares issuable upon exercise of Warrants, and 14,467,500 Warrants OF LIFEZONE METALS LIMITED

This Supplement No. 1, dated June 14, 2023 (this “Supplement”), updates and supplements the proxy statement/prospectus dated June 9, 2023 (as supplemented to date, the “Proxy Statement/Prospectus”) with information relating to the anticipated executive officers of Lifezone Metals Limited, an Isle of Man company (the “Company”), upon consummation of the transactions contemplated by the Business Combination Agreement, dated as of December 13, 2022 (as amended and supplemented from time to time, the “Business Combination Agreement”), by and among GoGreen Investments Corporation, an exempted company incorporated under the laws of the Cayman Islands (“GoGreen”), GoGreen Sponsor 1 LP, a Delaware limited partnership (the “Sponsor”), Aqua Merger Sub, a Cayman Islands exempted company (the “Merger Sub”) and wholly owned direct subsidiary of the Company, Lifezone Holdings Limited, an Isle of Man company (“LHL”), Keith Liddell, solely in his capacity as LHL Shareholders representative, and the shareholders of LHL party thereto. The Company filed the Proxy Statement/Prospectus with the U.S. Securities and Exchange Commission (“SEC”) as part of a registration statement on Form F-4 (Registration No. 333-271300), which was declared effective by the SEC on June 9, 2023.

This Supplement is being filed by the Company with the SEC to supplement certain information contained in the Proxy Statement/Prospectus. Except as otherwise set forth below, the information set forth in the Proxy Statement/Prospectus remains unchanged. Capitalized terms used but not defined herein have the meanings ascribed to them in the Proxy Statement/Prospectus.

This Supplement is not complete without, and may not be utilized except in connection with, the Proxy Statement/Prospectus, including any supplements and amendments thereto.

You should read carefully and in their entirety this Supplement and the Proxy Statement/Prospectus and all accompanying annexes and exhibits. In particular, you should review and consider carefully the matters discussed under the heading “Risk Factors” beginning on page 56 of the Proxy Statement/Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the Business Combination (as defined in the Proxy Statement/Prospectus) or the issuance of Company securities or determined if the Proxy Statement/Prospectus or this Supplement is accurate or complete. Any representation to the contrary is a criminal offense.

This supplement to the Proxy Statement/Prospectus is dated June 14, 2023.

Anticipated Executive Officers After the Business Combination

On June 14, 2023, LHL announced that Ingo Hofmaier had been appointed as its Chief Financial Officer (“CFO”) and that Mr. Hofmaier is expected to serve as CFO of the Company effective immediately after the consummation of the Proposed Transactions.

Ingo Hofmaier, age 47, is a market-facing finance executive with over 20 years of experience in financial reporting, tax, commercial contracts, project corporate finance and mergers and acquisitions and investment banking. Mr. Hofmaier was previously the chief executive officer at Omico Mining Corp., a Namibian copper exploration and development company, and he has also served as the chief financial officer of SolGold plc, an LSE and TSX-listed copper and gold developer. He brings corporate finance, financial and risk management experience in global commodity markets across a diverse range of geographies, including Africa and the Americas.

Mr. Hofmaier’s experience also includes time as a partner at Hannam & Partners in London, where he was responsible for metals & mining corporate finance, as well as at Rio Tinto, Capgemini and Wienerberger AG, a building material and industrial minerals group, where he was financial controller for the US business and commercial director during the successful project execution and market entry in India, among other roles. Mr. Hofmaier is also an independent board member of First Tin plc, an LSE main market-listed tin development company, where he chairs both the audit and risk and nominations and remuneration committees. The Company expects that Mr. Hofmaier will be based in London, while travelling frequently to North America and Tanzania.

— END OF SUPPLEMENT TO PROXY STATEMENT/PROSPECTUS —

Forward-Looking Statements

Certain statements made herein are not historical facts but may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended and the “safe harbor” provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” or the negatives of these terms or variations of them or similar terminology or expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding future events, the proposed business combination between GoGreen and LHL, the estimated or anticipated future results and benefits of the combined company following the business combination, including the likelihood and ability of the parties to successfully consummate the business combination, future opportunities for the combined company, including the efficacy of LHL’s Hydromet Technology and the development of, and processing of mineral resources at, the Kabanga project, and other statements that are not historical facts.

These statements are based on the current expectations of GoGreen’s and/or LHL’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on, by any investor as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of GoGreen and LHL. These statements are subject to a number of risks and uncertainties regarding LHL’s business and the business combination, and actual results may differ materially. These risks and uncertainties include, but are not limited to: general economic, political and business conditions, including but not limited to the economic and operational disruptions and other effects of the COVID-19 pandemic; the inability of the parties to consummate the business combination or the occurrence of any event, change or other circumstances that could give rise to the termination of the business combination agreement; the number of redemption requests made by GoGreen’s shareholders in connection with the business combination; the outcome of any legal proceedings that may be instituted against the parties following the announcement of the business combination; the risk that the approval of the shareholders of LHL or GoGreen for the potential transaction is not obtained; failure to realize the anticipated benefits of the business combination, including as a result of a delay in consummating the potential transaction or difficulty in integrating the businesses of LHL and GoGreen; the risk that the business combination disrupts current plans and operations as a result of the announcement and consummation of the business combination; the risks related to the rollout of LHL’s business, the efficacy of the Hydromet Technology, and the timing of expected business milestones; LHL’s development of, and processing of mineral resources at, the Kabanga project; the effects of competition on LHL’s business; the ability of the combined company to execute its growth strategy, manage growth profitably and retain its key employees; the ability of the Company to obtain or maintain the listing of its securities on a U.S. national securities exchange following the business combination; costs related to the business combination; and other risks that will be detailed from time to time in filings with the U.S. Securities and Exchange Commission (the “SEC”). The foregoing list of risk factors is not exhaustive. There may be additional risks that LHL presently does not know or that LHL currently believes are immaterial that could also cause actual results to differ from those contained in forward-looking statements. In addition, forward-looking statements provide LHL’s expectations, plans or forecasts of future events and views as of the date of this communication. LHL anticipates that subsequent events and developments will cause LHL’s assessments to change. However, while LHL may elect to update these forward-looking statements in the future, LHL specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing LHL’s assessments as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements. Nothing herein should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or results of such forward-looking statements will be achieved.

Certain statements made herein include references to “clean” or “green” metals, methods of production of such metals, energy or the future in general. Such references relate to environmental benefits such as lower green-house gas (“GHG”) emissions and energy consumption involved in the production of metals using the Hydromet Technology relative to the use of traditional methods of production and the use of metals such as nickel in the batteries used in electric vehicles. While studies by third parties (commissioned by LHL) have shown that the Hydromet Technology, under certain conditions, results in lower GHG emissions and lower consumption of electricity compared to smelting with respect to refining platinum group metals, no active refinery currently licenses LHL’s Hydromet Technology.

Accordingly, LHL’s Hydromet Technology and the resultant metals may not achieve the environmental benefits to the extent LHL expects or at all. Any overstatement of the environmental benefits in this regard may have adverse implications for LHL and its stakeholders.

Additional Information and Where to Find It

In connection with the business combination, the Company filed a registration statement on Form F-4 (File No. 333-271300) (as amended from time to time, the “Registration Statement”) with the SEC, which has been supplemented by a definitive proxy statement/prospectus (the “definitive proxy statement/prospectus”). The Registration Statement has been declared effective and on June 12, 2023 GoGreen commenced the mailing of the definitive proxy statement/prospectus to its shareholders as of May 5, 2023 (the “Record Date”). GoGreen may also mail other relevant documents relating to the business combination to its shareholders. This Supplement is not a substitute for the Registration Statement, the definitive proxy statement/prospectus or any other document that GoGreen will send to its shareholders in connection with the business combination.

INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE REGISTRATION STATEMENT, DEFINITIVE PROXY STATEMENT/PROSPECTUS, ALL AMENDMENTS THERETO AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE BUSINESS COMBINATION AND THE PARTIES TO THE BUSINESS COMBINATION. Investors and security holders will be able to obtain copies of these documents (if and when available) and other documents filed with the SEC free of charge at www.sec.gov. The definitive proxy statement/final prospectus has been mailed to shareholders of GoGreen as of the Record Date. Shareholders of GoGreen will also be able to obtain copies of the definitive proxy statement/prospectus without charge at the SEC’s website at www.sec.gov, or by directing a request to: GoGreen Investments Corporation, One City Centre, 1021 Main Street, Suite 1960, Houston, TX 77002.

Participants in the Solicitation

The Company, LHL, GoGreen and their respective directors, executive officers, other members of management, and employees, under SEC rules, may be deemed participants in the solicitation of proxies of GoGreen’s shareholders in connection with the business combination. Investors and security holders may obtain more detailed information regarding the names and interests in the business combination of the directors and officers of the Company, LHL, GoGreen in the Registration Statement. Information about GoGreen’s directors and executive officers is also available in GoGreen’s filings with the SEC.